Exhibit 99.1

SIX FLAGS ANNOUNCES THIRD QUARTER AND NINE MONTH RESULTS AND REAFFIRMS 2009 ADJUSTED EBITDA FORECAST OF $190 MILLION

New York, NY — November 2, 2009 — Six Flags, Inc. (OTCBB: SIXFQ) announced today its consolidated operating results for the third quarter and nine months ended September 30, 2009.(1)

Three Month Results

Total revenues of $457.0 million decreased 7% from the prior-year quarter’s total of $489.3 million, primarily reflecting reduced attendance and guest spending.  Attendance for the quarter was 12.0 million, down 1% comparing to 12.2 million in the third quarter of 2008. Although the Company benefitted from increased single-day ticket and season pass attendance, this was more than offset by a decline in group sales, reflecting cutbacks in outings by companies, schools and other organizations, and reduced complimentary and free promotional tickets.

Per capita guest spending decreased 5% to $36.93 from $38.67 in the third quarter of 2008, reflecting reduced in-park spending and admissions.  Included in the lower guest spending is the impact of a weaker Mexican peso and Canadian dollar in the current-year quarter, affecting U.S. dollar translated results for the parks in Mexico City and Montreal.  Exchange

(1) Reported results from continuing operations for all periods presented exclude the results of parks sold in prior years and the park in New Orleans, Louisiana, which has been closed since August 2005 due to damage caused by Hurricane Katrina.  The Company has agreed to terminate its lease with the City of New Orleans and to settle the related litigation by agreeing to pay $3 million and to transfer title to the Company’s property and equipment at the site to the City, including land owned adjacent to the site.

rates accounted for approximately one percentage point, or $0.45, of the guest spending per capita decline for the quarter compared to the prior year quarter.

Revenues for the quarter also were affected by a decline in sponsorship, licensing and other fees of $5.5 million compared to the prior-year quarter, primarily driven by lower international licensing fees.

Cash operating expenses(2) for the quarter of $232.5 million were down 1% from $234.6 million in the third quarter of 2008, reflecting reduced cash-based incentive compensation, favorable currency impacts at the Mexico City and Montreal parks, decreased consulting and outside services and lower cost of sales reflecting reduced in-park sales, partially offset by increased advertising expenses due to the timing of expenditures and higher park labor costs primarily reflecting increased minimum wage rates.

Non-cash operating expenses of depreciation, amortization, stock-based compensation and loss on disposal of assets decreased $8.9 million, or 19%, in the current-year quarter to $37.0 million, compared with $45.9 million in 2008, primarily driven by decreased loss on disposal of assets.

The Company’s results from continuing operations in the third quarter of 2009 decreased to $165.8 million compared to $166.5 million in the prior-year quarter.  The decrease of $0.7 million was driven by a $21.3 million reduction in income from operations due primarily to reduced revenues partially offset by lower expenses, as well as a $28.7 million decrease in interest expense reflecting the cessation of interest accruals on the Company’s debt subject to compromise as a result of the chapter 11 filing on June 13, 2009 (see Recent Developments below) and lower effective rates, partially offset by $7.0 million in reorganization costs associated with the chapter 11 filing.

Adjusted EBITDA for the quarter decreased by $25.9 million, or 11%, to $209.7 million compared to $235.6 million for the prior-year quarter, reflecting the impact of reduced revenues partially offset by lower third party interest in the EBITDA of certain operations and reduced cash operating expenses.

Nine Month Results

For the nine months ended September 30, 2009, total revenues decreased $92.2 million, or 10%, to $811.0 million from $903.2 million in the prior-year period, primarily reflecting reduced attendance and guest spending.  Attendance for the first nine months of 2009 was 21.2 million, down 5% from 22.2 million in the same period of 2008, benefitting from increased single-day tickets and season pass attendance, but more than offset by reductions in group sales along with decreased complimentary and free promotional tickets.

(2) Cash operating expenses are presented as costs and expenses excluding depreciation, amortization, stock-based compensation and loss on disposal of assets in the statement of operations data.

Guest spending per capita of $36.72 in the first nine months of 2009 was down 5% from the prior-year period’s guest spending per capita of $38.58, reflecting decreases in in-park spending and admissions.  Included in the reduced guest spending is the impact of a weaker Mexican peso and Canadian dollar in the current-year period, affecting the U.S. dollar translated results for the parks in Mexico City and Montreal.  Exchange rates accounted for approximately two percentage points, or $0.63, of the guest spending per capita decline for the first nine months of 2009 compared to the prior-year period.

Revenues for the nine months were also impacted by a decline in sponsorship, licensing and other fees of $12.3 million compared to the prior-year period, primarily driven by lower international licensing fees, partially offset by increased sponsorship revenue.

The overall negative macroeconomic environment impacted the first nine months of 2009. In addition, attendance in Mexico and Texas was adversely affected by the second quarter outbreak of the Swine flu.  Also contributing to the first nine months attendance decline was the impact of adverse weather compared to the prior-year period.

Cash operating expenses(2) for the first nine months of 2009 were down 3% to $578.0 million from $596.1 million in the same period of 2008, reflecting favorable exchange rate impacts at the Mexico City and Montreal parks, lower cost of sales due to decreased in-park revenues, reduced cash-based incentive compensation, lower consulting and outside service costs, decreased insurance expenses and lower marketing expenses due in part to the timing of expenditures, partially offset by higher labor costs at the park primarily reflecting increased minimum wages.

Non-cash operating expenses of depreciation, amortization, stock-based compensation and loss on disposal of assets decreased $9.6 million, or 8%, in the first nine months of 2009 to $115.7 million, compared with $125.3 million in the 2008 period, driven by decreased loss on disposal of assets, as well as decreased stock-based compensation and employee benefit expenses.

The Company incurred a loss from continuing operations of $74.8 million in the current-year period compared to income from continuing operations of $147.3 million in the same period of 2008.  The decrease of $222.1 million was driven by the prior-year debt extinguishment gain of $107.7 million, $85.8 million of reorganization items associated with the current-year chapter 11 filing, $64.5 million of reduced income from operations due primarily to reduced revenues partially offset by lower expenses, increased other expense of $17.2 million reflecting the termination of an interest rate swap, and $49.6 million of reduced net interest expense reflecting the cessation of interest accruals on the Company’s debt subject to compromise as a result of the chapter 11 filing, the write-off of discounts, premiums and deferred financing costs and lower effective interest rates.

Adjusted EBITDA for the first nine months of 2009 was $205.0 million, a decrease of $65.1 million from the Adjusted EBITDA of $270.1 million for the first nine months of 2008, reflecting the impact of reduced revenues partially offset by lower cash operating expenses and lower third party interest in the EBITDA of certain operations.

Full-Year Forecast

The Company is forecasting to finish 2009 with an Adjusted EBITDA of approximately $190 million, reflecting an Adjusted EBITDA loss of approximately $15 million in the fourth quarter of 2009 compared to a positive Adjusted EBITDA of $5.2 million in the fourth quarter of 2008.  Driving the year-over-year change for the fourth quarter is the impact of declines in in-park guest spending and decreased revenues due to adverse weather conditions during October, especially on the east coast, which has led to a loss of approximately 450,000 in attendance, compared to October 2008, as well as reduced international licensing fees.  The Company also anticipates slightly higher cash operating expenses, reflecting the timing of specific promotional and repairs and maintenance programs.

Recent Developments

On June 13, 2009, Six Flags, Inc., Six Flags Operations Inc., Six Flags Theme Parks Inc. (“SFTP”) and certain of SFTP’s domestic subsidiaries filed a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (Case No. 09-12019).  As a result, the financial statements reflect the Company’s status as debtor in possession since that date.

As of September 30, 2009, the Company had unrestricted cash of $262.1 million available to pay administrative claims (i.e., those capital expenditures and expenses that have been incurred since the filing date) as well as liabilities from before the filing date that have been approved for payment by the Court.  Based on the final orders by the Court with respect to the use of cash, the Company does not currently expect it will require debtor in possession financing during the chapter 11 proceedings.

It is expected that the Company’s existing common and preferred stockholders as well as certain unsecured creditors will have their claims compromised by order of the Court.   As a result of this expected compromise, interest accruing after the filing date will not be recognized as interest expense, except for interest on the Company’s Senior Secured Credit Facility dated May 25, 2007, which is not expected to be compromised.

About Six Flags

Six Flags, Inc. is a publicly-traded corporation headquartered in New York City and is the world’s largest regional theme park company with 20 parks across the United States, Mexico and Canada.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags’ ability to develop, prosecute, confirm and consummate one or more Chapter 11 plans of reorganization;

the potential adverse impact of the Chapter 11 filing on Six Flags’ operations, management and employees; risks associated with third parties seeking and obtaining court approval to terminate or shorted the exclusivity period for Six Flags to propose and confirm a plan of organization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; customer response to the Chapter 11 filing; and the risk factors or uncertainties listed from time to time in Six Flags’ filings with the Securities and Exchange Commission (“SEC”) and with the U.S. Bankruptcy Court in connection with Six Flags’ Chapter 11 filing.  In addition, important factors, including factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags’ parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags’ expectations. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Six Flags’ Annual Report on Form 10-K for the year ended December 31, 2008, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, its Current Reports on Form 8-K filed with the SEC on May 7, 2009 and July 23, 2009, and its other filings and submissions with the SEC, each of which are available free of charge on Six Flags’ website http://www.sixflags.com.

# # #

Media Contact: Sandra Daniels — (212) 652-9360	Investor Relations: William Schmitt — (203) 682-8200

Six Flags, Inc.

(Debtor-in-Possession as of June 13, 2009)

Three and Nine Months Ended September 30, 2009 and 2008

(In Thousands, Except Per Share Amounts)

Statements of Operations Data (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenue	$457,035	$489,340	$811,013	$903,247

Costs and expenses (excluding depreciation, amortization, stock-based compensation and loss on disposal of assets)	232,521	234,605	577,965	596,137
Depreciation	36,949	35,610	107,209	103,605
Amortization	229	420	687	980
Stock-based compensation	521	78	1,962	6,301
(Gain) loss on disposal of assets	(723)	9,790	5,817	14,381
Income from operations	187,538	208,837	117,373	181,843
Interest expense (net)	16,061	44,782	90,518	140,094
Equity in (income) loss from operations of partnerships	(1,521)	(418)	(2,170)	1,368
Net (gain) on debt extinguishment	—	—	—	(107,743)
Other expense (income)	148	(2,034)	18,092	847
Income from continuing operations before reorganization items and income taxes	172,850	166,507	10,933	147,277
Reorganization items	7,038	0	85,763	0
Income (loss) from continuing operations before income taxes	165,812	166,507	(74,830)	147,277
Income tax expense	(8,378)	(2,635)	(5,214)	(7,109)
Income (loss) from continuing operations	157,434	163,872	(80,044)	140,168

Discontinued operations	3,442	(789)	1,478	(15,765)
Net income (loss)	$160,876	$163,083	$(78,566)	$124,403

Less: Net income attributable to noncontrolling interests	$(17,536)	$(21,358)	$(35,072)	$(41,324)
Net income (loss) attributable to Six Flags, Inc.	$143,340	$141,725	$(113,638)	$83,079
Net income (loss) applicable to Six Flags, Inc. common stockholders	$137,927	$136,233	$(129,980)	$66,602
Per share - basic:
Income (loss) from continuing operations applicable to Six Flags, Inc. common stockholders	$1.37	$1.41	$(1.35)	$0.85
Discontinued operations applicable to Six Flags, Inc. common stockholders	$0.04	$(0.01)	$0.02	$(0.16)
Net income (loss) applicable to Six Flags, Inc. common stockholders	$1.41	$1.40	$(1.33)	$0.69

Per share - diluted:
Income (loss) from continuing operations applicable to Six Flags, Inc. common stockholders	$0.94	$0.95	$(1.35)	$0.69
Discontinued operations applicable to Six Flags, Inc. common stockholders	0.02	$0.00	$0.02	$(0.11)
Net income (loss) applicable to Six Flags, Inc. common stockholders	$0.96	$0.95	$(1.33)	$0.58
Amounts attributable to Six Flags, Inc.:
Income (loss) from continuing operations	$139,898	$142,514	$(115,116)	$98,844
Discontinued operations	$3,442	$(789)	$1,478	$(15,765)
Net income (loss)	$143,340	$141,725	$(113,638)	$83,079

Balance Sheet Data

(In Thousands)

	September 30, 2009	December 31, 2008
Balance Sheet Data
Cash and cash equivalents (excluding restricted cash)	$262,126	$210,332
Total assets	3,075,739	3,030,129

Current portion of long-term debt (2)	305,448	253,970
Long-term debt (excluding current portion) (2)	843,905	2,044,230

Redeemable noncontrolling interests	373,469	414,394
Mandatory redeemable preferred stock (2)	0	302,382

Total stockholders’ deficit	(482,708)	(376,499)

Leverage Ratio (3)	7.85	5.39
Restricted Subsidiary Leverage Ratio (3)	5.74	3.81

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Other Data:
Adjusted EBITDA (4)	$209,662	$235,607	$205,046	$270,101
Weighted average shares outstanding - basic	97,864	97,344	97,607	96,787
Weighted average shares outstanding - diluted	148,747	155,227	97,607	140,881
Net cash provided by operating activities	$161,360	$172,686	$122,660	$145,037

The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA and Free Cash Flow for the periods shown (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Net income (loss)	$160,876	$163,083	$(78,566)	$124,403
Discontinued operations	(3,442)	789	(1,478)	15,765
Income tax expense	8,378	2,635	5,214	7,109
Reorganization items	7,038	0	85,763	0
Other expense (income)	148	(2,034)	18,092	847
Net (gain) on debt extinguishment	—	—	—	(107,743)
Equity in (income) loss from operations of partnerships	(1,521)	(418)	(2,170)	1,368
Interest expense (net)	16,061	44,782	90,518	140,094
(Gain) loss on disposal of assets	(723)	9,790	5,817	14,381
Amortization	229	420	687	980
Depreciation	36,949	35,610	107,209	103,605
Stock-based compensation	521	78	1,962	6,301
Third party interest in EBITDA of certain operations (5)	(14,852)	(19,128)	(28,002)	(37,009)
Adjusted EBITDA	$209,662	$235,607	$205,046	$270,101
Cash paid for interest (net) and debt issuance costs	(12,444)	(27,617)	(75,364)	(127,884)
Capital expenditures (net of property insurance recoveries)	(6,806)	(11,631)	(73,720)	(83,842)
Cash dividends and taxes	(1,171)	(1,745)	(4,091)	(11,626)
Free Cash Flow (6)	$189,241	$194,614	$51,871	$46,749

The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA for the Full Year 2009 Forecast:

Twelve Months Ended
December 31, 2009
Net income (loss)	$(193,432)
Discontinued operations	(1,478)
Income tax expense	2,936
Reorganization items	134,672
Other expense (income)	18,965
Equity in (income) loss from operations of partnerships	(1,908)
Interest expense (net)	100,809
(Gain) loss on disposal of assets	7,540
Amortization	916
Depreciation	141,731
Stock-based compensation	2,730
Third party interest in EBITDA of certain operations (5)	(23,481)
Adjusted EBITDA	$190,000

NOTES

(1)	Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles (“GAAP”).

(2)	Excludes amounts that have been reclassified to liabilities subject to compromise (current portion of long-term debt ($131.1 million), long-term debt ($1.137 billion) and the PIERS ($306.6 million)).

(3)

Under the terms of the $400,000,000 12 1/4% Senior Notes of Six Flags Operations, Inc. (“New Notes”), we must disclose on a quarterly basis the Leverage Ratio and Restricted Subsidiary Leverage Ratio, both as defined in the terms of the New Notes.

(4)	Adjusted EBITDA, a non-GAAP measure, is defined as income (loss) from continuing operations before discontinued operations, income tax expense (benefit), other (income) expense, net (gain) loss on debt extinguishment, equity in operations of partnerships, interest expense (net), amortization, depreciation, stock-based compensation, (gain) loss on disposal of assets minus interests of third parties in EBITDA of the three parks (see Note 4 below), plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned. The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that Adjusted EBITDA is used by many investors, equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to “Consolidated Cash Flow” as defined in the indentures relating to the Company’s senior notes. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.

(5)

Represents interest of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas and Six Flags White Water Atlanta, plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned.

(6)

Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, and debt issuance costs (ii) capital expenditures net of property insurance recoveries and (iii) cash dividends and taxes. The Company believes that Free Cash Flow is used by many investors, equity analysts and rating agencies as a measure of performance. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance. Free Cash Flow as defined in this this release may differ from similarly titled measures presented by other companies.